Exhibit 10.9

October 5, 2010

Igor Bilinsky

Dear Igor,

On behalf of Vical management, I am pleased to confirm our offer of full-time employment with Vical.

As we discussed, the basic components of the position and compensation will be as follows:

Title:	Senior Vice President, Corporate Development
Reporting To:	Vijay Samant, President and CEO
Salary Rate:	$260,000 per year
Start Date:	To be determined

In addition to your base salary you will be eligible for an annual performance based bonus of 0-25% of your then current base salary. The first bonus payment will be a guaranteed payment of $35,000 (gross). Additionally, if you are able to negotiate a term sheet for Allovectin®, TransVax™, or CyMVectin™ by the end of this year, you will receive a one-time $15,000 bonus, payable with the 2010 bonus payout in February 2011. If you leave Vical employment within 12 months of your start date, you will be required to repay Vical this bonus, on a pro-rated basis.

Additionally, you will receive stock options exercisable for 50,000 shares of Vical common stock. These options will be granted by the Stock Plan Committee of the Board and will reflect the fair market value of the stock on the date granted. The specific terms and conditions of these options are governed by both the Stock Incentive Plan of Vical Incorporated and the Option Agreement between you and the company. These will be provided to you upon execution of the required documents.

The enclosed benefit summary describes the benefits Vical currently offers to its employees. The effective date of your benefit coverage is the first of the month following your date of hire.

This offer is contingent upon a background check and drug screen. A positive test or inconsistent background check information will result in rescission of the offer.

Igor, this offer is also contingent upon (1) the execution of the Company’s standard form of Employee Proprietary Information and Inventions Agreement (see attachment), and (2) satisfying the requirements of the Immigration Control and Reform Act. The latter issue can be accomplished by presenting a document or documents that establish identity and eligibility for employment within three days of commencing employment. A copy of the INS (Employment Eligibility Verification) form is attached. If you have any questions with regard to documents appropriate for these purposes, please contact me directly.

Your employment with Vical is “at-will”. In other words, either you or Vical can terminate your employment at any time for any reason, with or without cause and with or without notice. This term of employment is not subject to change or modification of any kind except if in writing and signed by you and the President & CEO of Vical.

Please note that this offer supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied, between the parties hereto with respect to the subject matters herein. It constitutes the full, complete and exclusive agreement between you and Vical with respect to the subject matters herein.

We look forward to working with you and are excited to have you as part of the Vical team.

Sincerely,

Vijay Samant

President & CEO

To indicate your acceptance of this offer, please sign this letter and return it to me.

This offer of employment is accepted and agreed to:

/S/ IGOR BILINSKY	10/7/10
Igor Bilinsky	Date